Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-85580 of Consolidated Natural Gas Company (a wholly-owned subsidiary of Dominion Resources, Inc.) on Form S-3 of our reports dated January 21, 2003 (which reports expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principle for: goodwill and other intangible assets in 2002, derivative instruments and hedging activities in 2001, and the method of accounting used to develop the market-related value of pension plan assets in 2000), appearing in this Annual Report on Form 10-K of Consolidated Natural Gas Company for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

March 20, 2003